FORM 5

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                          FORM 5 Washington, D.C. 20549

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_|     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[X]     Form 3 Hodlings Reported

[X]     Form 4 Transaction Reported



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1. Name and Address of Reporting Person*/    2. Issuer Name and                      /  6. Relationship of Reporting Person to
                                        /    Ticker or Trading Symbol                /     Issuer (Check all applicable)
Switzer JR.    Melvin                   /                                            /
                                        /    Sonoma Valley Bancorp (SBNK)            /      X   Director        ___  10% Owner
(Last)        (First)    (Middle)       /                                                  ___  Officer         ___  Other
                                        /                                            /         (give title below)   (specify below)
----------------------------------------/--------------------------------------------/
                                        /                       /                    /
C/O Sonoma Valley Bancorp               / 3.IRS Identification  /4. Statement for    /
202 W. Napa Street                      / Number of Reporting   /   Month/Year       /
                                        / Person, if an Entity  /                    /
                                        / (voluntary)           /  12/31/2000(1)     /
(Street)                                /                       /                    /
--------------------------------------- /                       /--------------------/----------------------------------------------
                                        /                       / 5.If Amendment,    /  7.  Individual or Joint/Group Filing
                                        /                       /   Date of Original /      (Check Applicable Line)
                                        /                       /   (Month/Year)     /
Sonoma                  CA      95476   /                       /                    /  X  Form filed by one Reporting Person
                                        /                       /                    / ___ Form filed by More than One
(City)                (State)   (Zip)   /                       /                    /
                                        /                       /                    /
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          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                               BENEFICIALLY OWNED



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1. Title / 2. Transaction / 3. Transaction /  4. Securities Acquired (A)       / 5. Amount of          / 6. Ownership /7.Nature
    of   /   Date         /      Code      /     or Disposed (D)               /    Securities         /    Form:     /  of
Security /  (Mo/Day/Yr)   /   (Instr. 8)   /     (Instr.3,4,and 5)             /    Beneficially Owned /    Direct (D)/  Indirect
(Inst.3) /                /                /-----------------------------------/    at End of Issuer's /    or        /  Beneficial
         /                /                /  Amount  /   (A) or (D) /  Price  /    Fiscal Year        /    Indirect  /  Ownership
         /                /                /          /              /         /    (Instr. 3 and 4)   /    (I)       /  (Instr.4)
         /                /                /          /              /         /                       /    (Instr.4) /
====================================================================================================================================
Common   / 6/4/90-9/25/00 /        J       / 2,914(2) /      A       /         /      2,914            /     D        /
Stock    /                /                /          /              /         /                       /              /
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Common   / 6/4/90-9/25/00 /        J       / 6,431(2) /      A       /         /      6,431            /     D        /
Stock    /                /                /          /              /         /                       /              /
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Common   / 5/14/93-9/25/00/        J       /  1,243(2)/      A       /         /      1,243            /     I        /By Spousal
Stock    /                /                /          /              /         /                       /              /  IRA
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Common   / 5/14/93-9/25/00/        J       /  217(2)  /      A       /         /        217(3)         /     D(4)     /
Stock    /                /                /          /              /         /                       /              /
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Common   / 5/14/93-9/25/00/        J       /  217(2)  /      A       /         /        217(3)         /     D(4)     /
Stock    /                /                /          /              /         /                       /              /
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Common   / 5/14/93-9/25/00/        J       /  1,692(2)/      A       /         /      1,692(3)         /     D(4)     /
Stock    /                /                /          /              /         /                       /              /
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Common   / 3/7/94-9/25/00 /        J       /  2,806(2)/      A       /         /      2,806            /     D        /
Stock    /                /                /          /              /         /                       /              /
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Common   / 9/29/00        /        J       /   17(2)  /      A       /         /         24            /     D        /
Stock    /                /                /          /              /         /                       /              /
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Common   / 5/25/98-9/25/00/        J       /    110(2)/      A       /         /        110            /     D        /
Stock    /                /                /          /              /         /                       /              /
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Common   / 11/27/98       /        J       /    495(2)/      A       /         /        495            /     D        /
Stock    /                /                /          /              /         /                       /              /
====================================================================================================================================



 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., Puts, Calls, Warrants, Options, Convertible Securities)
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1.Title    /2.Conversion/ 3. Trans-/ 4. Trans-/ 5. Number of / 6.Date           / 7.Title        / 8.   / 9.     / 10.     / 11.
   of      /    or      / action   / action   / Derivative   /   Exercisable    /   and          /Price / Number / Owner-  /Nature
Derivative / Exercise   / Date     / Code     / Securities   /   and            /  Amount of     /of    / of     / ship of /of
Security   / Price of   / (Mo./    / (Instr.  / Aquired(A)   /   Expiration     /  Under-        /Deriv-/ Deriv- / Form    /Indirect
(Instr. 3) / Derivative / Day/     /  8)      / or Disposed  /   Date           /  Lying         /ative / ative  / Deriv-  /Bene-
           / Security   / Year)    /          / of (D)       /   (Mo./Day/Yr.)  /  Secur-        /Secur-/ Securi-/ ative   /ficial
           /            /          /          / (Instr. 3,   /                  /  ities         /ity   / ties   / Secur-  /Owner-
           /            /          /          /  4, and 5)   /                  /  (Instr.3      /(Instr/ Benefi-/ ity:    /ship
           /            /          /          /              /                  /   and 4)       /  5)  / ally   / Direct  /(Instr.
           /            /          /          /              /                  /                /      / Owned  / (D) or  /  4)
           /            /          /          /              /                  /                /      / at End / Indirect/
           /            /          /          /--------------------------------------------------/      / of Year/ (I)     /
           /            /          /          / (A)  / (D)   / Date   /  Expir-/ Title   / Amount/      / (Instr./ (Instr. /
           /            /          /          /      /       / Exer-  /  ation /         / or    /      /   4)   /   4)    /
           /            /          /          /      /       / cisable/  Date  /         / Number/      /        /         /
           /            /          /          /      /       /        /        /         / Shares/      /        /         /
====================================================================================================================================
Stock      /  $ 9.48    /  3/1/97  /    A     /2,668 /       /3/1/97  / 3/1/07 / Common  / 2,668 /      / 2,668  /   D     /
Option     /            /          /          /      /       /        /        / Stock   /       /      /        /         /
(Right to  /            /          /          /      /       /        /        /         /       /      /        /         /
 Buy)      /            /          /          /      /       /        /        /         /       /      /        /         /
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Stock      /  $16.89    / 3/1/98   /    A     /2,668 /       /3/1/98  / 3/1/08 / Common  / 2,668 /      / 2,668  /   D     /
Option     /            /          /          /      /       /        /        / Stock   /       /      /        /         /
(Right to  /            /          /          /      /       /        /        /         /       /      /        /         /
 Buy)      /            /          /          /      /       /        /        /         /       /      /        /         /
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Stock      /  $13.61    / 3/1/99   /    A     /2,668 /       /3/1/99  / 3/1/09 / Common  / 2,668 /      / 2,668  /   D     /
Option     /            /          /          /      /       /        /        / Stock   /       /      /        /         /
(Right to  /            /          /          /      /       /        /        /         /       /      /        /         /
 Buy)      /            /          /          /      /       /        /        /         /       /      /        /         /
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Stock      /  $13.83    / 4/21/99  /    A     /13,340/       /  (5)   / 4/21/09/ Common  /13,340 /      /13,340  /   D     /
Option     /            /          /          /      /       /        /        / Stock   /       /      /        /         /
(Right to  /            /          /          /      /       /        /        /         /       /      /        /         /
 Buy)      /            /          /          /      /       /        /        /         /       /      /        /         /
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Stock      /  $11.34    / 6/18/97  /    A     / 4,851/       /6/18/97 / 6/18/07/ Common  / 4,851 /      / 4,851  /   D     /
Option     /            /          /          /      /       /        /        / Stock   /       /      /        /         /
(Right to  /            /          /          /      /       /        /        /         /       /      /        /         /
 Buy)      /            /          /          /      /       /        /        /         /       /      /        /         /
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Stock      /  $18.71    / 3/18/98  /    A     / 6,615/       /3/18/98 / 3/18/08/ Common  / 6,615 /      / 6,615  /   D     /
Option     /            /          /          /      /       /        /        / Stock   /       /      /        /         /
(Right to  /            /          /          /      /       /        /        /         /       /      /        /         /
 Buy)      /            /          /          /      /       /        /        /         /       /      /        /         /
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Stock      /  $13.83    / 4/21/99  /    A     /22,050/       /  (6)   / 4/21/09/ Common  /22,050 /      /22,050  /   D     /
Option     /            /          /          /      /       /        /        / Stock   /       /      /        /         /
(Right to  /            /          /          /      /       /        /        /         /       /      /        /         /
 Buy)      /            /          /          /      /       /        /        /         /       /      /        /         /
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Explanation of Responses:

(1) Previously reports filed with FDIC on Forms 7, 8, and 8a.  Reporting
    Person voluntarily refiling following formation of Bank Holding Company.
(2) Reprsents base holding and dividends paid in stock over period indicated. Previous reports filed with FDIC on Forms 7, 8, and 8a.
(3) Reporting person is disclaiming any beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or any other purpose.
(4) Securities held as Joint Tenants with Rights of Survivorship for estate planning purposes; Family members not living with reporting individual. Reporting Person disclaims beneficial ownership.
(5) The options vest in five equal annual installments beginning on March 1, 2000.
(6) The options vest in five equal annual installments beginning on April 21, 1999.

*Intentional misstatements or omissions of facts  constitute  Federal Criminal
Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




 /s/ Melvin Switzer Jr.                       02/14/01
 --------------------------------            ----------
  Signature of Reporting Person               Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.